Exhibit 10.17

1845 Walnut Street •Suite 1000
Philadelphia, PA 19103

July 3, 2012

Mr. Patrick J. McDonie

2648 E. 37th Street

Tulsa, OK 74105

Re:	Employment Terms

Dear Patrick:

This letter (the “Agreement”) sets forth the arrangements that we have agreed to regarding your employment by Atlas Energy, L.P. or its successor (“ATLS”). The terms and conditions of your employment are as follows:

1. Titles, Positions and Location. You will serve as Senior Vice President and Chief Operating Officer of Atlas Pipeline Partners GP, LLC (“APL GP”), which is the general partner of Atlas Pipeline Partners, L.P. (“APL”). ATLS, APL GP and APL are collectively referred to as the “Company.” You will be principally based at APL’s offices in Tulsa, Oklahoma. You will visit locations of APL as is appropriate and necessary to carry out your duties and responsibilities as the Chief Operating Officer.

2. Services. You will serve the Company and its affiliates diligently, competently, and to the best of your ability during the Employment Period (as defined below). You will devote substantially all of your working time and attention to the business of the Company and its affiliates, and you will not undertake any other duties which conflict with your responsibilities to the Company and its affiliates. The Company shall provide you with sufficient support, capital and personnel to assist you in performing and discharging your duties. You shall report to the President and Chief Executive Officer of APL GP. You will render such services as may reasonably be required of you by APL GP to accomplish the business purposes of the Company.

3. Employment Term. The term of your employment hereunder shall commence at a mutually agreeable date on or before July 23, 2012 (the “Employment Effective Date”) and shall continue for a period of two (2) years thereafter (the “Initial Employment Term”). After the Initial Employment Term, the term of your employment shall automatically renew for successive one (1) year periods (each, a “Renewal Term”), unless either party delivers written notice, not less than sixty (60) days prior to the end of the Initial Employment Term or Renewal Term then in effect, as the case may be, of its intention not to renew the term of your employment. The period commencing on the Employment Effective Date and ending on the date on which the Initial Employment Term or the then current Renewal Term terminates is referred to as the “Employment Term.” The period during the Employment Term during which you are employed and providing services under this Agreement is referred to as the “Employment Period.”

Letter to Patrick J. McDonie

July 3, 2012

4. Compensation. Your compensation shall be as follows:

(a) Base Salary. During the Employment Period, you shall receive an annual base salary (“Annual Base Salary”) of Three Hundred Fifty Thousand Dollars ($350,000). The Annual Base Salary shall be subject to review and adjustment by the Compensation Committees of ATLS and APL GP (collectively, the “Compensation Committee”). The Annual Base Salary shall be payable in accordance with ATLS’s regular payroll practices for its senior executives, as in effect from time to time.

(b) Discretionary Annual Bonus. During the Employment Period, you will be eligible for a discretionary annual bonus, as determined in the sole discretion of the Compensation Committee. Your target bonus for each calendar year during the Employment Period will be established at 100% of the Annual Base Salary (“Target Bonus”). Notwithstanding anything to the contrary in the incentive compensation plan pursuant to which a discretionary annual bonus is payable, any annual bonus that you shall become entitled to receive hereunder shall be deemed earned as of December 31 of the calendar year in respect of which such annual bonus opportunity is awarded if you are employed by ATLS on such December 31, and shall be paid on or before March 15 of the following calendar year. For the 2012 calendar year, your target bonus shall be based on the Target Bonus multiplied by a fraction, the numerator of which is the number of days in the Employment Period in the 2012 calendar year and the denominator of which is 365; provided, however, that the annual bonus paid for calendar year 2012 shall not be less than $200,000, if you continue in employment through December 31, 2012.

(c) Equity-Based Compensation.

(i) Upon approval of the Compensation Committee, on or as soon as practicable following the Employment Effective Date, you shall be granted 70,000 Phantom Units (“APL Units”) and corresponding Distribution Equivalents under the Atlas Pipeline Partners, L.P. 2010 Long-Term Incentive Plan, as amended (the “APL LTIP”), subject to the terms and conditions of the APL LTIP and the grant letter evidencing such APL Units and corresponding Distribution Equivalents. Subject to your continued employment on each vesting date, the APL Units shall vest as to 25% of the APL Units on each of the first four anniversaries of the date of grant, subject to the terms of the grant letter.

(ii) Upon approval of the Compensation Committee, on or as soon as practicable following the Employment Effective Date, you shall be granted 20,000 Phantom Units and corresponding Distribution Equivalents (“ATLS Units”) under the Atlas Energy, L.P. 2010 Long-Term Incentive Plan (the “ATLS LTIP”), subject to the terms and conditions of the ATLS LTIP and the grant letter evidencing the ATLS Units and corresponding Distribution Equivalents. Subject to your continued employment with

Letter to Patrick J. McDonie

July 3, 2012

ATLS on each vesting date, the ATLS Units shall vest as to 25% of the ATLS Units on the third anniversary of grant and as to 75% of the ATLS Units on the fourth anniversary of the date of grant, subject to the terms of the grant letter. The ATLS Units and APL Units are referred to collectively as the “Initial Equity Awards.”

(iii) During the Employment Period, you also will be eligible to receive incentive equity-based compensation in the form of options to purchase units, grants of restricted units, phantom units and/or other forms of equity-based compensation in ATLS or APL as such awards may be made by the ATLS Board and the APL Board, respectively, acting in their sole discretion. Such incentive equity-based compensation shall be subject to such restrictions and vesting as is provided under the ATLS LTIP and the APL LTIP, or any successor plans thereto, as applicable.

(d) Benefits. During the Employment Period, you shall be entitled to receive the following employment-related benefits:

(i) Participation in Benefit Plans. (1) You shall be entitled to participate in all applicable incentive, savings, and retirement plans, practices, policies, and programs of ATLS to the extent they are generally available to other senior officers, directors or executives of ATLS and (2) you and/or your family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all applicable welfare benefit plans, practices, policies, and programs provided by ATLS, including, without limitation, medical, prescription, dental, disability, sickness benefits, employee life insurance, accidental death, and travel insurance plans and programs, to the same extent as other senior officers, directors or executives of ATLS. Nothing herein shall preclude ATLS from amending or terminating any benefit plan, program or policy, in its sole discretion, after the Employment Effective Date.

(ii) Expenses. ATLS shall pay, or reimburse you for, all reasonable and necessary expenses incurred in carrying out your duties under this Agreement during the Employment Period in accordance with ATLS policies.

(iii) Paid Time Off. Paid time off (“PTO”) is to be used for vacation, illness and other reasons which would necessitate your being unable to work. In 2012, you will be eligible for 20 PTO days. Beginning in 2013, you will be eligible to accrue 25 PTO days per year.

(iv) Car Allowance. You will be paid a monthly car allowance in the amount of $750.00 per month, subject to the adjustment in accordance with the Company’s policies.

(v) Country Club Dues. You will be entitled to reimbursement of monthly dues at one country club in the Tulsa, Oklahoma metropolitan area.

Letter to Patrick J. McDonie

July 3, 2012

5. Confidential Information; Non-Solicitation; Non-Competition; Non- Disparagement.

(a) All confidential information or trade secrets which you may obtain relating to the business of the Company and its affiliates shall not be used by you or published, disclosed, or made accessible by you to any other person, firm, or corporation except in connection with the business, and for the benefit, of the Company and its affiliates. During the twelve (12) month period following the Date of Termination (as defined below), you shall not, for yourself or on behalf of any other person, firm, partnership, corporation, or other entity, directly or indirectly solicit or hire, or attempt to solicit or hire, any employee of the Company or its affiliates or any person employed by the Company or its affiliates within the six (6)-month period prior to such solicitation or hire or attempt to solicit or hire.

(b) In the event that your employment is terminated by ATLS for Cause, or is terminated by you for any reason other than for Good Reason (each, as defined below) during the Initial Employment Term, you shall not, during the twelve (12) month period following the Date of Termination, for yourself or on behalf of any other person, firm, partnership, corporation, or other entity, directly or indirectly, engage in the natural gas gathering and/or processing business in the Geographic Area. For purposes of this clause 5(b): (i) “to engage” shall include: (A) your participation as an employee, officer, contractor or consultant in the management or operation of natural gas gathering and/or processing businesses or activities, or (B) acting as an owner (of more than 5%) or director of an entity so engaged; and (ii) “Geographic Area” means any of the fifty (50) United States where the Partnership or its subsidiaries own or operate natural gas gathering and/or processing assets as of the Date of Termination.

(c) Subject to applicable legal requirements, you agree that you will not disparage the Company and its affiliates, and their respective officers, directors, investors, employees, and agents, and their respective successors and assigns, or make any public statement reflecting negatively on the Company, its affiliates, and their respective officers, directors, investors, employees, and agents, and their respective successors and assigns, to third parties, including, but not limited to, any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement. Subject to applicable legal requirements and the rules of any stock exchange to which Company or any of its affiliates may be subject, the Company agrees that it will direct its officers and directors not to disparage you and/or make any public statement reflecting negatively on you, including, but not limited to, any matters relating to the performance of your duties for APL GP, irrespective of the truthfulness or falsity of such statements.

(d) You acknowledge that the restrictions contained in this Section 5 are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, and that any violation of any provision of this Section will result in irreparable injury to the Company. You also acknowledge that in the event of any such violation, the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting a bond, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be

Letter to Patrick J. McDonie

July 3, 2012

cumulative and in addition to any other rights or remedies to which the Company may be entitled. You agree that in the event of any such violation, an action may be commenced by the Company for any such preliminary and permanent injunctive relief and other equitable relief in any federal or state court of competent jurisdiction sitting in Pennsylvania or in any other court of competent jurisdiction. You hereby waive, to the fullest extent permitted by law, any objection that you may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. You agree that effective service of process may be made upon you by mail under the notice provisions contained in Section 10 hereof.

6. Termination. Notwithstanding anything herein to the contrary, your employment shall terminate and the Employment Period shall end as a result of any of the following events:

(a) Your death.

(b) Termination by ATLS for Cause. “Cause” shall mean: (i) your commission of a felony or crime of moral turpitude; (ii) your commission of any act of malfeasance or wrongdoing against the Company or its affiliates; (iii) your material breach of any of the Company’s policies or procedures; (iv) your willful and continued failure to perform your material duties under this Agreement (other than as a result of physical or mental illness or injury), (v) your willful misconduct which causes material harm to the Company or its affiliates or their business reputations, including due to adverse publicity, or (v) your material breach of your obligations under any agreement entered into between you and the Company or its affiliates.

(c) Termination by ATLS without Cause upon sixty (60) days’ prior written notice to you.

(d) Termination by ATLS upon your Disability. “Disability” shall mean that you become disabled by reason of physical or mental disability for more than one hundred eighty (180) days in the aggregate or a period of ninety (90) consecutive days during any three hundred and sixty-five (365)-day period and the ATLS Board determines, in good faith, that you, by reason of such physical or mental disability, with or without reasonable accommodation, are rendered unable to perform your duties and services hereunder. A termination of your employment by ATLS for Disability shall be communicated to you by written notice, and shall be effective on the thirtieth (30th) day after your receipt of such notice (the “Disability Effective Date”), unless you return to full-time performance of your duties before the Disability Effective Date.

(e) Termination by you for Good Reason. “Good Reason” shall mean:

(i) a material reduction in your Annual Base Salary;

(ii) a material reduction of your duties, authority or responsibilities, including a demotion from the position of Chief Operating Officer of APL GP;

Letter to Patrick J. McDonie

July 3, 2012

(iii) a material change in the geographic location at which you must perform services under this Agreement, which for purposes of this Agreement, means that the Company requires you to be relocated to a location that is more than fifty (50) miles from Tulsa, Oklahoma.

In order for a Good Reason termination to be effective, you must provide written notice of your termination for Good Reason to ATLS (or its successor) within sixty (60) days after the event constituting Good Reason, which notice shall specify in reasonable detail the conditions giving rise to Good Reason. ATLS (or it successor) shall have a period of thirty (30) days following the receipt of such notice in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the your notice of termination. If ATLS does not correct the act or failure to act, you must terminate your employment for Good Reason within ninety (90) days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

(f) Your termination without Good Reason upon sixty (60) days’ prior written notice to ATLS.

(g) Termination at the end of the Initial Employment Term or a Renewal Term by reason of non-renewal pursuant to Section 3.

(h) For purposes of this Agreement, “Date of Termination” means the date on which your termination of employment is effective. A transfer of your employment by ATLS to an affiliate or a successor shall not be deemed a termination of your employment.

7. Payments upon Termination.

(a) Disability/Death. If your employment is terminated by reason of your Disability or death, ATLS shall pay or provide you or your designated beneficiaries (or, if there is no such beneficiary, to your estate or legal representative), as the case may be, the following

(i) A single lump-sum cash payment within sixty (60) days after the Date of Termination, the sum of the following amounts:

A. the portion of your Annual Base Salary through the Date of Termination that has been earned and not yet paid;

B. an amount equal to the Annual Incentive Compensation (as defined below), multiplied by a fraction, the numerator of which is the number of days in the calendar year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is the total number of days in the calendar year in which the Date of Termination occurs;

C. any earned but unpaid annual cash bonus for the prior calendar year; and

Letter to Patrick J. McDonie

July 3, 2012

D. to the extent required to be paid under the terms of ATLS policy in effect from time to time and applicable law, any accrued but unpaid PTO pay.

(ii) The vesting of the outstanding Initial Equity Awards will fully accelerate as of the Date of Termination, and the vested Initial Equity Awards will be paid in accordance with the terms of the applicable grant letters. The vesting and forfeiture of all other equity awards in APL or ATLS, will be governed by the terms of the applicable equity plan and grant letters.

(iii) All other benefits, payments or compensation provided to you hereunder shall terminate.

For purposes of this Agreement, “Annual Incentive Compensation” shall mean the amount of annual cash bonus accrued and earned by you in respect of the calendar year prior to the calendar year in which the Date of Termination occurs; provided, however, notwithstanding any of the terms of Section 4(b) which could be construed to the contrary, with respect to the Date of Termination, if any, that occurs on or before December 31, 2012, the Annual Incentive Compensation shall mean $200,000.00.

(b) By ATLS for Cause; By You Other than for Good Reason. If your employment is terminated by ATLS for Cause or if you terminate your employment other than for Good Reason, ATLS shall pay to you, within sixty (60) days following the Date of Termination, (i) your accrued but unpaid Annual Base Salary through the Date of Termination, (ii) any earned but unpaid annual cash bonus for the prior calendar year and (iii) to the extent required to be paid under the terms of ATLS policy in effect from time to time and applicable law, any accrued but unpaid PTO pay (the “Accrued Obligations”). All other benefits, payments or compensation provided to you hereunder shall terminate.

(c) By ATLS Other than For Cause or Disability/Death or By You for Good Reason. If ATLS terminates your employment other than for Cause, Death or Disability, or if you terminate employment for Good Reason. ATLS shall pay to you, within sixty (60) days following the Date of Termination, the Accrued Obligations. In addition, if you sign and do not revoke a Release (as defined below), ATLS shall pay to you:

(i) A pro-rated amount in respect of the annual cash bonus opportunity for the calendar year in which the Date of Termination occurs, based on actual performance for such year, which shall be calculated as the product of (A) the amount which would have been earned in respect of the annual bonus based on actual performance measured at the end of the calendar year in which the Date of Termination occurs and (B) a fraction, the numerator of which is the number of days in the calendar year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is the total number of days in the calendar year in which the Date of Termination occurs (the “Pro-Rata Bonus”). The Pro-Rata Bonus shall be paid in cash in a lump sum on the date on which you otherwise would have been paid such bonus had you remained employed by ATLS.

Letter to Patrick J. McDonie

July 3, 2012

(ii) A monthly severance payment for a specified period of months (the “Severance Period”) calculated as follows: (A) in the event the Date of Termination occurs before the last day of the Initial Employment Term, the Severance Period shall be a two (2) year period commencing on the Date of Termination; and (B) in the event the Date of Termination is the last day of the Initial Employment Term for reason of non-renewal or otherwise, the Severance Period shall be one (1) year; and (C) in the event the Date of Termination occurs after the last day of the Initial Employment Term, the Severance Period shall be the then current Employment Term remaining after the Date of Termination (taking into account only the Renewal Term in effect as of such time). The monthly severance amount shall be equal to one-twelfth (1/12th) of the sum of your (x) Annual Base Salary and (y) Annual Incentive Compensation. The severance pay shall be payable in monthly installments during the Severance Period in accordance with ATLS’s regular payroll practices. Subject to the terms and conditions of Section 16(a), if applicable, severance payments will commence on the first payroll date following the sixtieth (60th) day after the Date of Termination, and the first payment will include the first sixty (60) days of the severance payments.

(iii) The vesting of the outstanding Initial Equity Awards will fully accelerate as of the Date of Termination, and such vested Initial Equity Awards will be paid in accordance with the terms of the applicable grant letters. The vesting or forfeiture of all other equity awards in APL or ATLS will be governed by the terms of the applicable equity plan and grant letters.

(d) Release Requirement. If you do not timely sign and deliver the Release or if you revoke the Release within the statutory revocation period, you shall forfeit any and all rights to any amounts or benefits provided pursuant to Section 7(c). The payments and benefits provided pursuant to Section 7(c) are intended as liquidated damages for a termination of your employment by ATLS other than for Cause, Death or Disability or for the actions of ATLS leading to a termination of your employment by you for Good Reason, and shall be the sole and exclusive remedy therefor. You shall not be required to mitigate the amount of any payment provided for in Section 7(c), by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation or any retirement benefit heretofore or hereafter earned by you as the result of employment by any other person, firm or corporation. If you become entitled to receive payments provided for in Section 7(c), you hereby waive your right to receive payments under any severance plan or similar program of the Company. For purposes of this Agreement, “Release” means a release and waiver of claims in favor of the Company and related parties with respect to all matters arising out of your employment by ATLS or the termination thereof (subject to certain standard exceptions set forth in such release) in a form provided by the Company.

Letter to Patrick J. McDonie

July 3, 2012

(e) Non-Renewal By ATLS.

(i) A termination of your employment by ATLS other than for cause at the end of the Initial Employment Term or prior to the end of the first two (2) Renewal Terms, in each case, by reason of non-renewal pursuant to Section 3, shall constitute a termination without Cause for purposes of this Agreement, and you shall be entitled to receive the amounts described in Section 7(c) according to the terms of that Section.

(ii) A termination of your employment by ATLS at or after the end of the first two (2) Renewal Terms by reason of non-renewal pursuant to Section 3 shall not be considered a termination without Cause for purposes of this Agreement and only the payments described in Section 7(b) shall be made upon such termination.

8. Golden Parachute Excise Tax Modified Cutback.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that an accounting firm designated by ATLS (the “Accounting Firm”) shall determine that receipt of all payments or distributions by ATLS or its affiliates in the nature of compensation to you or for your benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject you to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to Section 7(c) of this Agreement (the “Agreement Payments”) to the “Reduced Amount” (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that you would have a greater “Net After-Tax Receipt” (as defined below) of aggregate Payments if your Agreement Payments were reduced to the Reduced Amount. If the Accounting Firm determines that you would not have a greater Net After-Tax Receipt of aggregate Payments if your Agreement Payments were so reduced, you shall receive all Agreement Payments to which you are entitled under this Agreement.

(b) If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, ATLS shall promptly give you notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 8 shall be binding upon ATLS and you absent manifest error and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the applicable Date of Termination. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. All fees and expenses of the Accounting Firm shall be borne solely by ATLS.

(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by ATLS to or for the benefit of you pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by ATLS to or for the benefit of you pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service

Letter to Patrick J. McDonie

July 3, 2012

against either ATLS or you which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, you shall pay any such Overpayment to ATLS together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by you to the Company if and to the extent such payment would not either reduce the amount on which you are subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by ATLS to or for the benefit of you together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d) For purposes hereof, (i) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 8(a), and (ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on you with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to you in the relevant tax year(s).

(e) To the extent requested by you, ATLS shall cooperate with you in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by you (including without limitation, your agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of ATLS (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

9. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of your employment to the extent necessary to the intended preservation of such rights and obligations. Without limiting the foregoing, the provisions of Sections 5, 6, 7(d), and Sections 8 through 16, of this Agreement shall survive any non-renewal of this Agreement by ATLS according to their terms.

Letter to Patrick J. McDonie

July 3, 2012

10. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or delivered by nationally recognized overnight delivery service, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Atlas Energy, L.P.

1845 Walnut Street, 10th Fl.

Philadelphia, PA 19103

Attn: Chief Legal Officer

With a copy to:

Atlas Pipeline Partners GP, LLC

110 West 7th Street, Suite 2300

Tulsa, OK 74119

Attn: Chief Legal Officer

If to you, to:

Your most recent home address in ATLS’s employment records

Any such notice under this Section 10 may be delivered to such other names or addresses as the Company or you, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

11. Contents of Agreement; Amendment and Assignment.

(a) This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by a duly authorized officer of ATLS and by you.

(b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that your duties and responsibilities under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by you.

12. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

Letter to Patrick J. McDonie

July 3, 2012

13. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

14. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, you shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

15. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

16. Section 409A.

(a) Notwithstanding anything in this Agreement to the contrary, if you are a “specified employee” (as defined under Section 409A of the Code), payment of any amount under this Agreement shall, to the extent necessary in order to avoid the imposition of a penalty or other tax on you under Section 409A of the Code, be delayed for a period of six (6) months after your “separation from service” (within the meaning of Section 409A of the Code), and the accumulated postponed amount shall be paid in a lump-sum payment within ten (10) days after the end of the six (6)-month period. If you die during the six (6)-month postponement period prior to the payment of such postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of your estate within sixty (60) days after the date of your death.

(b) This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption thereto and shall in all respects be administered in accordance with Section 409A of the Code or an exemption thereto. Severance benefits under the Agreement are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in the Agreement to the contrary, distributions may, to the extent necessary in order to avoid the imposition of a penalty or other tax on you under Section 409A of the Code, only be made under the Agreement upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption. All

Letter to Patrick J. McDonie

July 3, 2012

payments to be made upon a termination of employment under this Agreement may, to the extent necessary in order to avoid the imposition of a penalty or other tax on you under Section 409A of the Code, only be made upon a “separation from service” (within the meaning of Section 409A of the Code). Each payment under this Agreement shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code.

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Letter to Patrick J. McDonie

July 3, 2012

By execution hereof, you are confirming that you are free to enter into employment with ATLS pursuant to the terms identified herein. Please acknowledge your acceptance of and agreement to the terms of this Agreement by signing a copy of this Agreement where indicated and returning it to me.

Sincerely,

ATLAS ENERGY, L.P.
By:	Atlas Energy GP, LLC, its general partner

By:	/s/ EUGENE N. DUBAY
Eugene N. Dubay
Senior Vice President Mid-Stream

ATLAS PIPELINE PARTNERS, L.P.
By:	Atlas Pipeline Partners GP, LLC, its general partner

By:	/s/ EUGENE N. DUBAY
Eugene N. Dubay
President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ PATRICK J. MCDONIE
Patrick J. McDonie